EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-171527) pertaining to the 2004 Share Incentive Plan and the 2010 Share Incentive Plan of E-Commerce China Dangdang Inc. of our report dated April 21, 2011, with respect to the consolidated financial statements of E-Commerce China Dangdang Inc. included in this Annual Report (Form 20-F) for the year ended December 31, 2010.
/s/ Ernst & Young Hua Ming

Beijing, People’s Republic of China
April 21, 2011